M & F WORLDWIDE CORP.

REPORTS FIRST QUARTER 2008 RESULTS

M & F Worldwide Corp. to Hold Conference Call on May 14, 2008

New York, NY – May 9, 2008 – M & F Worldwide Corp. (NYSE: MFW - News), today reported results for the quarter ended March 31, 2008. As previously announced, on May 1, 2007, M & F Worldwide (the “Company”) completed the acquisition of John H. Harland Company (“Harland”) and related financing transactions. As a result of the acquisition of Harland, M & F Worldwide now has four business segments, which are operated by Harland Clarke (which is the combination of Clarke American’s check printing, contact center and direct marketing capabilities with Harland’s corresponding businesses), Harland Financial Solutions, Scantron and Mafco Worldwide.

M & F Worldwide will host a conference call to discuss its first quarter 2008 results on May 14, 2008, at 4:30 p.m. (EDT). The conference call will be accessible by dialing (888) 423-3275 in the U.S. and (612) 332-0725 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the U.S. and (320) 365-3844 internationally; Access Code: 920416. The replay will be available from 6:30 p.m. EDT, Wednesday, May 14, 2008, through 11:59 p.m. EDT, Wednesday, May 28, 2008.

On February 22, 2008, the Company’s wholly owned subsidiary, Scantron Corporation, purchased all of the limited liability membership interests of Data Management I LLC (“Data Management”), from NCS Pearson for $220.4 million in cash, after giving effect to a preliminary working capital adjustment and subject to further post-closing adjustments (the “Data Management Acquisition”). Data Management designs, manufactures and services scannable data collection products, including printed forms, scanning equipment and related software, and provides survey consulting and tracking services, including medical device tracking, as well as field maintenance services to corporate and governmental clients. Data Management’s results of operations have been included in the Company’s results of operations since February 22, 2008.

Through March 31, 2008, Harland Clarke Holdings has taken actions to achieve approximately $84.4 million of its Harland acquisition related synergy targets, on an annual basis. As a result of these actions, Harland Clarke Holdings realized approximately $17.3 million of EBITDA improvement in the quarter ended March 31, 2008. Harland Clarke Holdings believes that it is on track to achieve cost reduction targets previously disclosed in connection with the financing for the Harland acquisition.

First Quarter Performance

Consolidated Results

Consolidated net revenues for the first quarter of 2008 were $472.0 million, as compared to $191.3 million for the first quarter of 2007. The Company’s revenues increased by $280.7 million in the first quarter of 2008 primarily as a result of the Harland and Data Management acquisitions, which accounted for $273.9 million of the increase. Net income for the first quarter of 2008 was $12.5 million, as compared to $9.4 million for the first quarter of 2007. The net income for the first quarter of 2008 includes pre-tax charges of $1.6 million ($1.0 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory and $1.4 million ($0.9 million after tax) for restructuring costs. The net income for the first quarter of 2007 includes pre-tax charges of $1.2 million ($0.7 million after tax) for restructuring costs. For the first quarter of 2008, Adjusted EBITDA increased by $70.1 million to $117.1 million as compared to $47.0 million for the first quarter of 2007 primarily as a result of the acquisitions of Harland and Data Management, which collectively accounted for $68.1 million of the increase. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and which is reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.

Basic earnings per common share was $0.58 for the first quarter of 2008 compared to $0.45 for the first quarter of 2007. Diluted earnings per common share was $0.58 for the first quarter of 2008 compared to $0.44 for the first quarter of 2007.

Segment Results

Net revenues from the Harland Clarke segment increased by $167.5 million to $332.1 million for the first quarter of 2008 from $164.6 million in the first quarter of 2007, primarily as a result of the Harland acquisition which accounted for $161.5 million of the increase. The remaining $6.0 million of the increase was primarily due to higher revenues per unit partially offset by decline in units. Operating income for the Harland Clarke segment increased by $29.9 million to $53.3 million for the first quarter of 2008 from $23.4 million for the first quarter of 2007, primarily as a result of the Harland acquisition which accounted for $27.9 million of the increase. The remaining $2.0 million was largely related to the increase in revenues per unit, cost reductions and a decrease in restructuring costs, partially offset by integration costs.

Net revenues and operating income from the Harland Financial Solutions segment for the first quarter of 2008 were $71.2 million and $6.4 million, respectively. Net revenues and operating income from the Scantron segment for the first quarter of 2008 were $41.6 million and $5.7 million, respectively. Net revenues for the Scantron segment includes $10.9 million for Data Management for the period from February 22, 2008 to March 31, 2008. Operating income for the Harland Financial Solutions segment includes pre-tax charges of $1.0 million ($0.6 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland acquisition and $2.5 million ($1.5 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase. Operating income for the Scantron segment includes pre-tax charges of $0.3 million ($0.2 million after tax) and $0.3 million ($0.2 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory, respectively, related to the Harland and Data Management acquisitions.

Net revenues from the Licorice Products segment, operated by Mafco Worldwide, increased by $0.8 million, or 3.0%, to $27.5 million in the first quarter of 2008 from $26.7 million in the first quarter of 2007. Operating income was $9.9 million for the first quarter of 2008 as compared to $10.3 million for the first quarter of 2007. The decrease in operating income of $0.4 million was mainly due to increased costs, primarily for raw materials, which more than offset the increase in net revenues.

Harland Acquisition

As previously announced, on May 1, 2007, M & F Worldwide completed its acquisition of Harland at a price per share of Harland common stock of $52.75, contributing to an approximate transaction value of $1.7 billion. Upon the completion of the transaction, Harland became a wholly owned subsidiary of Clarke American Corp., a wholly-owned subsidiary of the Company. Clarke American was renamed Harland Clarke Holdings Corp. after the completion of the Harland acquisition. In connection with the Harland acquisition, Clarke American’s prior senior secured credit facility, Harland’s then outstanding credit facility and Clarke American’s prior 11.75% senior notes due 2013 were repaid in full. The acquisition and debt repayments were funded with new borrowings by Harland Clarke Holdings, consisting of a $1.8 billion senior secured term loan and an aggregate $615.0 million principal amount of senior notes due 2015, composed of $310.0 million principal amount of 9.50% senior fixed rate notes and $305.0 million principal amount of senior floating rate notes bearing interest at LIBOR plus 4.75%.

Data Management Acquisition

As previously announced, on February 22, 2008, M & F Worldwide completed its acquisition of all of the limited liability company membership interests of Data Management, pursuant to the terms of the Membership Interest Purchase Agreement, dated as of February 13, 2008, by and among M & F Worldwide, NCS Pearson, Inc. and Pearson, Inc. Prior to the closing, M & F Worldwide assigned the Purchase Agreement to its indirect wholly owned subsidiary, Scantron Corporation, which upon closing became the direct parent company of Data Management. The net purchase price, paid at closing, was $220.4 million in cash, after giving effect to a preliminary working capital adjustment and subject to further post-closing adjustments. M & F Worldwide financed the Data Management Acquisition and related fees and expenses with cash on hand at Harland Clarke Holdings.

About M & F Worldwide

Prior to the acquisition of Harland on May 1, 2007, M & F Worldwide had two business lines operated by Clarke American and Mafco Worldwide. Clarke American provided checks and related products and direct marketing services through two segments: the Financial Institution segment, which was focused on financial institution clients and their customers, and the Direct to Consumer segment, which was focused on individual customers. As a result of the Harland Acquisition, M & F Worldwide now has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Subsequent to the closing of the Harland Acquisition, Clarke American’s check printing, contact center and direct marketing capabilities have been combined with Harland’s corresponding business and operate under the name “Harland Clarke.” Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is M & F Worldwide’s Licorice Products segment). The operations of Harland Financial Solutions include core processing, retail and lending software solutions. Scantron is a leading provider of data collection and testing and assessment products sold primarily to educational and commercial customers.

Forward Looking Statements

This press release contains forward looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond M & F Worldwide’s control. All statements other than statements of historical facts included in this press release, including those regarding M & F Worldwide’s strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although M & F Worldwide believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others, the following factors may cause M & F Worldwide’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (2) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (3) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (4) unfavorable foreign currency fluctuations; (5) M & F

Worldwide’s substantial indebtedness; (6) covenant restrictions under M & F Worldwide’s indebtedness that may limit its ability to operate its business and react to market changes; (7) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors; (8) consolidation among financial institutions and other adverse changes among the large clients on which M & F Worldwide depends, resulting in decreased revenues; (9) the ability to retain M & F Worldwide’s clients; (10) the ability to retain M & F Worldwide’s key employees and management; (11) lower than expected cash flow from operations; (12) significant increases in interest rates; (13) intense competition in all areas of M & F Worldwide’s business; (14) interruptions or adverse changes in M & F Worldwide’s supplier relationships, technological capacity, intellectual property matters, and applicable laws; (15) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating Harland and Data Management; (16) M & F Worldwide’s ability to successfully integrate Harland and Data Management into its business and manage future acquisitions; (17) M & F Worldwide’s ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from the Harland acquisition or from other acquisitions, including the recent acquisition of Data Management by Scantron; and (18) the acquisitions of Harland and Data Management otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with M & F Worldwide’s servicing its debt obligations.

You should read carefully the factors described in M & F Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2007 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.

Non-GAAP Financial Measures

In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide’s industries.

M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.

M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide’s and Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide’s subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.

In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect M & F Worldwide’s cash expenditures and future requirements for capital expenditures or contractual commitments;
•	it does not reflect changes in, or cash requirements for, M & F Worldwide’s working capital needs;
•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide’s debt;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide’s statements of cash flows; and
•	other companies in M & F Worldwide’s industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of M & F Worldwide’s business or as a measure of cash that will be available to M & F Worldwide to meet its obligations. You should compensate for these limitations by relying primarily on M & F Worldwide’s GAAP results and using EBITDA only supplementally.

M & F Worldwide presents Adjusted EBITDA as a further supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F Worldwide’s ongoing operating performance. Such items include restructuring costs, deferred purchase price compensation related to the Peldec assets purchase and non-recurring purchase accounting adjustments. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

For additional information contact:

Christine Taylor

(212)-572-5988

- tables to follow -

M & F Worldwide Corp. and Subsidiaries

Consolidated Statements of Income

(in millions, except per share data)

	(Unaudited) Three Months Ended March 31,
	2008	2007
Product revenues, net	$402.3	$191.2
Service revenues, net	69.7	0.1
Total net revenues	472.0	191.3
Cost of products sold	247.0	114.9
Cost of services provided	36.0	0.1
Total cost of revenues	283.0	115.0
Gross profit	189.0	76.3
Selling, general and administrative expenses	118.5	43.6
Restructuring costs	1.4	1.2
Operating income	69.1	31.5
Interest income	2.2	0.8
Interest expense	(51.5)	(17.1)
Other income, net	1.0	—
Income before income taxes	20.8	15.2
Provision for income taxes	8.3	5.8
Net income	$12.5	$9.4
Earnings per common share:
Basic	$0.58	$0.45
Diluted	$0.58	$0.44

M & F Worldwide Corp. and Subsidiaries

Business Segment Information

(in millions)

	(Unaudited) Three Months Ended March 31,
	2008	2007
Net revenues
Harland Clarke segment	$332.1	$164.6
Harland Financial Solutions segment (a)	71.2	—
Scantron segment (a)	41.6	—
Licorice Products segment	27.5	26.7
Eliminations	(0.4)	—
Total net revenues	$472.0	$191.3

Operating income
Harland Clarke segment	$53.3	$23.4
Harland Financial Solutions segment (a)	6.4	—
Scantron segment (a)	5.7	—
Licorice Products segment	9.9	10.3
Corporate	(6.2)	(2.2)
Total operating income	$69.1	$31.5

(a)	During the first quarter of 2008, the Company transferred its field maintenance services from the

Harland Financial Solutions segment to the Scantron segment.

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions) (unaudited):

	Three Months Ended March 31,
	2008	2007
Net income	$12.5	$9.4
Interest expense, net	49.3	16.3
Provision for income taxes	8.3	5.8
Depreciation and amortization	41.5	14.3
EBITDA	111.6	45.8
Adjustments:
Restructuring (a)	1.4	1.2
Peldec deferred purchase price compensation (b)	2.5	—
Impact of purchase accounting adjustments (c)	1.6	—
Adjusted EBITDA	$117.1	$47.0
(a)

Reflects restructuring expenses, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, which were not recorded in purchase accounting. The expenses recorded in the three months ended March 31, 2008 primarily relate to closures of facilities and other restructuring activities in connection with the Harland and Data Management acquisitions. The expenses recorded in the three months ended March 31, 2007 include expenses from restructuring activities that were not related to the Harland or Data Management acquisitions.

(b)

Reflects charges accrued under a deferred purchase price agreement required to be recorded as compensation expense in selling, general and administrative expense resulting from the 2007 purchase of the Peldec assets.

(c)	Reflects the negative effect on net income primarily from the non-cash fair value inventory and deferred revenue adjustments related to purchase accounting.